Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 Telephone: 203 622 3131 203 622 6080 unitedrentals.com

United Rentals Announces Third Quarter 2012 Results

Updates Full Year 2012 Pro-Forma Outlook

GREENWICH, Conn. – October 16, 2012 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 20121. Total revenue was $1.219 billion and rental revenue was $1.051 billion. On a GAAP basis, the company reported third quarter 2012 net income of $73 million, or earnings of $0.70 per diluted share. Adjusted EPS2 for the quarter was $1.35 per diluted share. The company’s effective tax rate for the third quarter 2012 was 22.3%.

Third Quarter 2012 Highlights3

The following year-over-year pro-forma comparisons assume the combination of United Rentals results and RSC results for the third quarter 2011:

•	Adjusted EBITDA[4] was $570 million and adjusted EBITDA margin was 46.8% for the quarter, an increase of $124 million and 700 basis points, respectively, from the same period last year.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 126.5%.

•

Rental revenue increased 8.9% for the quarter, reflecting an increase of 7.9% in the volume of equipment on rent and an increase of 7.5% in rental rates year-over-year.[5] Time utilization decreased 200 basis points to 69.8% from the same period last year.

•

Realized cost synergies were $45 million in the third quarter ($62 million year-to-date), toward a fully-developed goal of at least $230 million on a run-rate basis. The company raised its expected cost synergies to a range of $230 - $250 million, compared to a prior estimate of at least $230 million.

•	The company generated $101 million of proceeds from used equipment sales at a gross margin of 40.3%[6], compared with $74 million of proceeds at a gross margin of 36.4% for the same period last year.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “We delivered a strong performance in the quarter, propelled by the effective execution of our strategy and widespread demand for our rental equipment. All but one of our regions reported year-over-year rate increases, and we now expect a rate gain of approximately 7% for the full year. Third quarter time utilization, while below last year’s record level, contributed to a very healthy year-to-date performance of 67%. Our exceptionally strong flow-through and adjusted EBITDA margin make it clear that we’re effectively managing rates, utilization and costs.”

[1]

On April 30, 2012, the company completed the acquisition of RSC Holdings, Inc. (“RSC”). The company’s results for the third quarter 2012 include the results of legacy RSC operations for the full third quarter 2012.

[2]

Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) pre-close RSC merger related interest expense; (v) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (vi) impact on depreciation related to acquired RSC fleet and property and equipment; (vii) impact of the fair value mark-up of acquired RSC fleet and inventory; (viii) RSC merger related intangible asset amortization; (ix) the gain on sale of our software subsidiary; and (x) the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. See table below for amounts.

[3]	Rental rate, time utilization and OEC calculations are based on the American Rental Association metrics criteria; comparisons to 2011 are based on a recast of these metrics on the same basis.
[4]

Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items:(i) RSC merger related costs; (ii) restructuring charge; (iii) stock compensation expense, net; (iv) the impact of the fair value mark-up of acquired RSC fleet and inventory; and (v) the gain on sale of our software subsidiary. See tables below for amounts.

[5]

The favorable impact of the 2012 volume and rental rate increases were partially offset by the impact of rental mix. Consistent with the company’s strategic focus on larger accounts, there has been a mix shift towards monthly rentals in the current period.

[6]	Excludes the impact of the fair value mark-up of acquired RSC fleet which was sold during the period.

Kneeland continued, “The RSC integration is going very well, and we’re raising our total cost synergies target to a range of $230 to $250 million. We’ve realigned our sales territories and consolidated 187 branches to date, all while continuing to generate double-digit revenue growth from our target accounts. These larger customers are at the heart of our strategy for profitable growth. They believe, as do we, that while there is some macro uncertainty, there are also good reasons to be optimistic about the coming year.”

2012 Pro-Forma Outlook

The company has updated its full year pro-forma outlook as follows:

•	Total revenue in a range of $4.6 billion to $4.7 billion, compared with 2011 total revenue of $4.13 billion;

•	Adjusted EBITDA in a range of $1.95 billion to $2.0 billion, compared with 2011 adjusted EBITDA of $1.49 billion;

•	An increase in rental rates of approximately 7.0% year-over-year, updated from the company’s prior estimate of a 6.5% increase;

•	Time utilization of approximately 67.5%, updated from the company’s prior estimate of 68.0%;

•	Net rental capital expenditures of between $1.075 billion and $1.125 billion, after gross purchases of between $1.5 billion and $1.6 billion; and

•

Full year free cash usage (excluding the impact of merger related costs) in the range of $25 million to $75 million, updated from the company’s prior estimate of cash flow usage in the range of $90 million to $140 million. [7]

RSC Integration Update

Since the close of the RSC transaction on April 30, 2012, the company has:

•	Consolidated 187 branches;

•	Integrated RSC locations onto a common information technology platform;

•	Implemented price optimization software in all legacy RSC branches;

•	Harmonized the majority of National and Strategic Accounts, and realigned sales territories;

•	Increased its 2012 realized cost synergy target to $100 million; and

•	Reaffirmed its revenue synergy target of $70 million ($50 million of EBITDA) on a fully-developed basis.

Nine Months 2012 Results

For the first nine months of 2012, on an as-reported basis8, the company reported the following results:

•	Total revenue was $2.868 billion, and rental revenue was $2.419 billion;

•	GAAP net income was $34 million, or earnings of $0.37 per diluted share;

•	Adjusted EPS was $2.44 per diluted share; and

•	Adjusted EBITDA was $1.219 billion, and adjusted EBITDA margin was 42.5%;

[7]	The company’s free cash usage forecast for 2012 includes the negative impact of converting RSC’s accounts payable terms to the company’s terms; the forecasted impact is approximately $200 million.
[8]	As-reported basis includes the results of legacy RSC operations only from April 30, 2012 forward.

2

On a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for the nine months ended September 30, 2011 and 2012), the company reported the following:

•	Total revenue was $3.415 billion and rental revenue was $2.884 billion, compared with $2.967 billion and $2.509 billion, respectively, for the same period last year.

•	Adjusted EBITDA was $1.435 billion and adjusted EBITDA margin was 42.0%, an increase of $390 million and 680 basis points, respectively, from the same period last year.

•	Flow-through was 87.1%.

•	Rental revenue increased 14.9%, reflecting an increase of 13.0% in the volume of equipment on rent and an increase of 7.3% in rental rates year-over-year.[5]

•	Time utilization was 67.1%, unchanged from the same period last year.

•	The company generated $322 million of proceeds from used equipment sales at a gross margin of 39.9%[6], compared with $229 million of proceeds at a gross margin of 34.5% for the same period last year.

Free Cash Flow and Fleet Size

For the first nine months of 2012, on an as-reported basis, free cash usage was $410 million after (i) total rental and non-rental capital expenditures of $1.185 billion, and (ii) aggregate merger and restructuring related cash payments of $119 million.

The size of the rental fleet was $7.40 billion of original equipment cost at September 30, 2012, compared with $4.05 billion at December 31, 2011. The age of the rental fleet was 46.4 months on an OEC-weighted basis at September 30, 2012, compared with 50.3 months at December 31, 2011.

Return on Invested Capital (ROIC)

Return on invested capital, on an as-reported basis, was 7.4% for the 12 months ended September 30, 2012, an increase of 1.7 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash and excludes the impact of merger and restructuring related costs. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, October 17, 2012, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling 866-238-1665.

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Non-GAAP Measures

Free cash (usage) flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash (usage) flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income from continuing operations, loss from discontinued operations, net of taxes, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory and the gain on sale of our software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet and inventory, RSC merger related intangible asset amortization, the gain on sale of our software subsidiary and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash (usage) flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 848 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 11,200 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,400 classes of equipment with a total original cost of $7.40 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may further reduce demand for equipment and prices that we can charge; (2) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) restrictive covenants in our debt agreements, which could limit our financial and

4

operational flexibility; (5) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (6) inability to access the capital that our business may require; (7) inability to manage credit risk adequately or to collect on contracts with customers; (8) incurrence of impairment charges; (9) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (10) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (11) incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (12) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (13) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (14) challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (15) management turnover and inability to attract and retain key personnel; (16) our rates and time utilization being less than anticipated; (17) our costs being more than anticipated, the inability to realize expected savings in the amounts or time frames planned and the inability to obtain key equipment and supplies; (18) disruptions in our information technology systems; (19) competition from existing and new competitors; (20) labor difficulties and labor-based legislation affecting labor relations and operations generally; and (21) the costs of complying with environmental and safety regulations. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

5

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Equipment rentals	$1,051	$604	$2,419	$1,562
Sales of rental equipment	101	42	258	115
Sales of new equipment	24	24	64	60
Contractor supplies sales	23	23	64	66
Service and other revenues	20	20	63	62

Total revenues	1,219	713	2,868	1,865

Cost of revenues:
Cost of equipment rentals, excluding depreciation	395	261	991	740
Depreciation of rental equipment	204	110	491	312
Cost of rental equipment sales	72	27	175	73
Cost of new equipment sales	19	19	51	48
Cost of contractor supplies sales	17	15	45	45
Cost of service and other revenues	7	7	23	24

Total cost of revenues	714	439	1,776	1,242

Gross profit	505	274	1,092	623
Selling, general and administrative expenses	164	103	412	298
RSC merger related costs	8	—	98	—
Restructuring charge	40	2	93	5
Non-rental depreciation and amortization	71	13	134	39

Operating income	222	156	355	281
Interest expense, net	127	57	316	170
Interest expense—subordinated convertible debentures	1	1	3	5
Other expense (income), net	—	2	(13)	(2)

Income from continuing operations before provision for income taxes	94	96	49	108
Provision for income taxes	21	31	15	35

Income from continuing operations	73	65	34	73
Loss from discontinued operation, net of taxes	—	—	—	(1)

Net income	$73	$65	$34	$72

Diluted earnings per share:
Income from continuing operations	$0.70	$0.91	$0.37	$1.00
Loss from discontinued operation	—	—	—	(0.01)

Net income	$0.70	$0.91	$0.37	$0.99

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2012 (unaudited)	December 31, 2011
ASSETS
Cash and cash equivalents	$68	$36
Accounts receivable, net	804	464
Inventory	89	44
Prepaid expenses and other assets	108	75
Deferred taxes	42	104

Total current assets	1,111	723
Rental equipment, net	5,103	2,617
Property and equipment, net	426	366
Goodwill and other intangible assets, net	4,228	372
Other long-term assets	124	65

Total assets	$10,992	$4,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$651	$395
Accounts payable	408	206
Accrued expenses and other liabilities	455	263

Total current liabilities	1,514	864
Long-term debt	6,724	2,592
Subordinated convertible debentures	55	55
Deferred taxes	1,106	470
Other long-term liabilities	65	59

Total liabilities	9,464	4,040

Temporary equity	33	39
Common stock	1	1
Additional paid-in capital	1,977	487
Accumulated deficit	(465)	(499)
Treasury stock	(112)	—
Accumulated other comprehensive income	94	75

Total stockholders’ equity	1,495	64

Total liabilities and stockholders’ equity	$10,992	$4,143

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash Flows From Operating Activities:
Net income	$73	$65	$34	$72
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275	123	625	351
Amortization of deferred financing costs and original issue discounts	5	6	17	17
Gain on sales of rental equipment	(29)	(15)	(83)	(42)
Gain on sales of non-rental equipment	—	(1)	(2)	(2)
Gain on sale of software subsidiary	—	—	(10)	—
Stock compensation expense, net	10	3	23	9
RSC merger related costs	8	—	98	—
Restructuring charge	40	2	93	5
Loss on retirement of subordinated convertible debentures	—	—	—	1
Increase in deferred taxes	19	20	5	16
Changes in operating assets and liabilities:
Increase in accounts receivable	(97)	(45)	(94)	(60)
Decrease (increase) in inventory	17	13	(22)	(17)
(Increase) decrease in prepaid expenses and other assets	(1)	4	(17)	(11)
(Decrease) increase in accounts payable	(198)	(46)	(102)	101
Increase (decrease) in accrued expenses and other liabilities	31	28	(70)	13

Net cash provided by operating activities	153	157	495	453
Cash Flows From Investing Activities:
Purchases of rental equipment	(273)	(219)	(1,109)	(631)
Purchases of non-rental equipment	(14)	(11)	(76)	(24)
Proceeds from sales of rental equipment	101	42	258	115
Proceeds from sales of non-rental equipment	14	3	26	11
Purchases of other companies	—	(55)	(1,175)	(198)
Proceeds from sale of software subsidiary	—	—	10	—

Net cash used in investing activities	(172)	(240)	(2,066)	(727)
Cash Flows From Financing Activities:
Proceeds from debt	693	355	4,886	1,462
Payments of debt, including subordinated convertible debentures	(638)	(301)	(3,102)	(1,383)
Proceeds from the exercise of common stock options	6	1	17	31
Common stock repurchased	(13)	—	(128)	(7)
Payments of financing costs	—	—	(67)	—
Cash paid in connection with the 4 percent Convertible Senior Notes and related hedge, net	—	(2)	—	(11)
Excess tax benefits from share-based payment arrangements, net	(3)	—	(4)	—

Net cash provided by financing activities	45	53	1,602	92
Effect of foreign exchange rates	1	(2)	1	5

Net increase (decrease) in cash and cash equivalents	27	(32)	32	(177)
Cash and cash equivalents at beginning of period	41	58	36	203

Cash and cash equivalents at end of period	$68	$26	$68	$26

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$7	$4	$31	$20
Cash paid for interest, including subordinated convertible debentures	85	43	219	141

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	2011	Change		2012	2011	Change
General rentals
Reportable segment equipment rentals revenue	$971	$540	79.8%		$2,227	$1,419	56.9%
Reportable segment equipment rentals gross profit	410	198	107.1%		847	442	91.6%
Reportable segment equipment rentals gross margin	42.2%	36.7%	5.5	pp	38.0%	31.1%	6.9	pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$80	$64	25.0%		$192	$143	34.3%
Reportable segment equipment rentals gross profit	42	35	20.0%		90	68	32.4%
Reportable segment equipment rentals gross margin	52.5%	54.7%	(2.2	pp)	46.9%	47.6%	(0.7	pp)
Total United Rentals
Total equipment rentals revenue	$1,051	$604	74.0%		$2,419	$1,562	54.9%
Total equipment rentals gross profit	452	233	94.0%		937	510	83.7%
Total equipment rentals gross margin	43.0%	38.6%	4.4	pp	38.7%	32.7%	6.0	pp

UNITED RENTALS, INC.

DILUTED EARNINGS PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Numerator:
Income from continuing operations	$73	$65	$34	$73
Convertible debt interest – 1 7/8 percent notes	—	—	—	—
Subordinated convertible debt interest	1	1	—	—

Income from continuing operations available to common stockholders	$74	$66	$34	$73
Loss from discontinued operation	—	—	—	(1)

Net income available to common stockholders	$74	$66	$34	$72
Denominator:
Denominator for basic earnings per share – weighted-average common shares	92.5	62.6	79.7	62.0
Effect of dilutive securities:
Employee stock options and warrants	0.7	0.6	0.8	1.2
Convertible subordinated notes – 1 7/8 percent	0.2	1.0	—	1.0
Convertible subordinated notes – 4 percent	10.0	6.4	10.5	8.6
Subordinated convertible debentures	1.3	2.1	—	—
Restricted stock units	0.6	0.6	0.5	0.6

Denominator for diluted earnings per share—adjusted weighted-average common shares	105.3	73.3	91.5	73.4
Diluted earnings per share:
Income from continuing operations	$0.70	$0.91	$0.37	$1.00
Loss from discontinued operation	—	—	—	(0.01)

Net income	$0.70	$0.91	$0.37	$0.99

UNITED RENTALS, INC.

ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings per share from continuing operations – adjusted” as the sum of earnings per share from continuing operations – GAAP, as reported plus the impact of the following special items: RSC merger related costs, RSC merger related intangible asset amortization, impact on depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet and inventory, pre-close RSC merger related interest expense, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge, loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures and gain on sale of software subsidiary. Management believes adjusted earnings per share from continuing operations provides useful information concerning future profitability. However, adjusted earnings per share from continuing operations is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share from continuing operations should not be considered an alternative to GAAP earnings per share from continuing operations. The table below provides a reconciliation between earnings per share from continuing operations – GAAP, as reported, and earnings per share from continuing operations – adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Earnings per share from continuing operations, GAAP, as reported	$0.70	$0.91	$0.37	$1.00
After-tax impact of:
RSC merger related costs (1)	0.05	—	0.64	—
RSC merger related intangible asset amortization (2)	0.25	—	0.49	—
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.02)	—	(0.04)	—
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	0.09	—	0.15	—
Pre-close RSC merger related interest expense (5)	—	—	0.20	—
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (6)	(0.01)	—	(0.02)	—
Restructuring charge (7)	0.23	0.01	0.63	0.04
Asset impairment charge (8)	0.06	—	0.09	0.01
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	—	—	—	0.01
Gain on sale of software subsidiary (9)	—	—	(0.07)	—

Earnings per share from continuing operations – adjusted	$1.35	$0.92	$2.44	$1.06

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.
(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and sold in the periods indicated.
(5)	In March 2012, we issued $2,825 million of debt in connection with the RSC merger. The pre-close RSC merger related interest expense reflects the interest expense recorded on this debt prior to the acquisition date.
(6)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.
(7)	Primarily reflects severance costs and branch closure charges associated with the RSC merger.
(8)	Primarily reflects write-offs of leasehold improvements and other fixed assets.
(9)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income, loss from discontinued operation, net of taxes, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory and the gain on sale of software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$73	$65	$34	$72
Loss from discontinued operation, net of taxes	—	—	—	1
Provision for income taxes	21	31	15	35
Interest expense, net	127	57	316	170
Interest expense – subordinated convertible debentures	1	1	3	5
Depreciation of rental equipment	204	110	491	312
Non-rental depreciation and amortization	71	13	134	39

EBITDA (A)	$497	$277	$993	$634
RSC merger related costs (1)	8	—	98	—
Restructuring charge (2)	40	2	93	5
Stock compensation expense, net (3)	10	3	23	9
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	15	—	22	—
Gain on sale of software subsidiary (5)	—	—	(10)	—

Adjusted EBITDA (B)	$570	$282	$1,219	$648

A)	Our EBITDA margin was 40.8% and 38.8% for the three months ended September 30, 2012 and 2011, respectively, and 34.6% and 34.0% for the nine months ended September 30, 2012 and 2011, respectively.
B)	Our adjusted EBITDA margin was 46.8% and 39.6% for the three months ended September 30, 2012 and 2011, respectively, and 42.5% and 34.7% for the nine months ended September 30, 2012 and 2011, respectively.
(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC merger.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and sold in the periods indicated.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$153	$157	$495	$453
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Loss from discontinued operation, net of taxes	—	—	—	1
Amortization of deferred financing costs and original issue discounts	(5)	(6)	(17)	(17)
Gain on sales of rental equipment	29	15	83	42
Gain on sales of non-rental equipment	—	1	2	2
Gain on sale of software subsidiary (5)	—	—	10	—
RSC merger related costs (1)	(8)	—	(98)	—
Restructuring charge (2)	(40)	(2)	(93)	(5)
Stock compensation expense, net (3)	(10)	(3)	(23)	(9)
Loss on retirement of subordinated convertible debentures	—	—	—	(1)
Changes in assets and liabilities	286	68	384	7
Cash paid for interest, including subordinated convertible debentures	85	43	219	141
Cash paid for income taxes, net	7	4	31	20

EBITDA	$497	$277	$993	$634
Add back:
RSC merger related costs (1)	8	—	98	—
Restructuring charge (2)	40	2	93	5
Stock compensation expense, net (3)	10	3	23	9
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	15	—	22	—
Gain on sale of software subsidiary (5)	—	—	(10)	—

Adjusted EBITDA	$570	$282	$1,219	$648

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Primarily reflects severance costs and branch closure charges associated with the RSC merger.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and sold in the periods indicated.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash (usage) flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash (usage) flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash (usage) flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$153	$157	$495	$453
Purchases of rental equipment	(273)	(219)	(1,109)	(631)
Purchases of non-rental equipment	(14)	(11)	(76)	(24)
Proceeds from sales of rental equipment	101	42	258	115
Proceeds from sales of non-rental equipment	14	3	26	11
Excess tax benefits from share-based payment arrangements, net	$(3)	$—	$(4)	$—

Free cash usage	$(22)	$(28)	$(410)	$(76)